EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIOFORM MEDICAL, INC.

BioForm Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is BioForm Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 12, 1999 under the name IntraForm Medical, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, BioForm Medical, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Steven L. Basta, a duly authorized officer of the Corporation, on May 3, 2007.

/s/ Steven L. Basta
Steven L. Basta
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is BioForm Medical, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 79,222,912 consisting of 48,000,000 shares of Common Stock, $0.01 par value per share, and 31,222,912 shares of Preferred Stock, $0.01 par value per share. 5,412,000 shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 9,594,829 shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 8,238,783 shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 5,250,000 shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), and 2,727,300 shares of Preferred Stock are hereby designated Series E Preferred Stock (the “Series E Preferred”).

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean $1.00 per share for the Series A Preferred, $1.50 per share for the Series B Preferred, $2.80 per share for the Series C Preferred, $3.25 for the Series D Preferred and $5.50 for the Series E Preferred.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean BioForm Medical, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Senior Preferred Stock of the Corporation voting as separate classes.

(e) “Dividend Rate” shall mean an annual rate of eight percent (8%) of the Original Issue Price per share for the applicable series of Preferred Stock.

(f) “Liquidation Preference” shall mean the Original Issue Price.

(g) “Liquidation Preference Cap” means $4.20 per share in the case of the Series A Preferred, Series B Preferred and Series C Preferred and $4.875 in the case of the Series D Preferred.

(h) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i) “Original Issue Price” shall mean $1.00 per share for the Series A Preferred, $1.50 per share for the Series B Preferred, $2.80 per share for the Series C Preferred, $3.25 for the Series D Preferred, and $5.50 for the Series E Preferred (subject in each case to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j) “Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred.

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l) “Senior Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred.

2. Dividends.

(a)

(i) Senior Preferred Stock. In any calendar year, the holders of outstanding shares of Senior Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Senior Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Series E Preferred or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Series E Preferred or Common Stock until all declared dividends on the Senior Preferred Stock have been paid or set aside for payment to the holders of Senior Preferred Stock holders. The right to receive dividends on shares of Senior Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Senior Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(ii) Series E Preferred. After payment or setting aside of the amounts required under Section 2(a)(i) above, in any calendar year, the holders of outstanding shares of Series E Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate for the Series E Preferred, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Series E Preferred have been paid or set aside for payment to the holders of Series E Preferred holders. The right to receive dividends on shares of Series E Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series E Preferred by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation in accordance with Section 1(d) above.

3. Liquidation Rights.

(a) Liquidation Preference.

(i) Senior Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Senior Preferred Stock shall be entitled to receive by reason of their ownership of Senior Preferred Stock, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series E Preferred or Common Stock, an amount per share of Senior Preferred Stock held by them equal to the sum of (1) the Liquidation Preference specified for such series of Senior Preferred Stock and (2) all declared but unpaid dividends (if any) on such share of Senior Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Senior Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then, the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Senior Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii) Series E Preferred. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or setting aside for payments the amounts required under Section 3(a)(i), the holders of the Series E Preferred shall be entitled to receive by reason of their ownership of Series E Preferred, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, an amount per share of Series E Preferred held by them equal to the sum of (1) the Liquidation Preference specified for the Series E Preferred and (2) all declared but unpaid dividends (if any) on such share of Series E Preferred. If upon the liquidation, dissolution or winding up of the Corporation, after payment or setting aside for payment of the amounts required under Section 3(a)(i) above, the assets of the Corporation legally available for distribution to the holders of the Series E Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then, the entire assets of the Corporation legally available for distribution, after payment or setting aside for payment of the amounts required under Section 3(a)(i) above, shall be distributed with equal priority and pro rata among the holders of the Series E Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Senior Preferred Stock and Series E Preferred of the full amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock and Senior Preferred Stock of the Corporation in proportion to the number of shares of Common Stock held by them on an as converted to Common Stock basis; provided, however, that at such time as the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred, as applicable, have received by virtue of their ownership of such shares, in aggregate, including the amounts paid under Section 3(a), the Liquidation Preference Cap per share of such series, no further amounts shall be paid under this Section 3(b) to the holders of such series of Senior Preferred Stock. Thereafter, any amounts remaining available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them. For the avoidance of doubt, no holder of Preferred Stock shall have the right to participate as a holder of Common Stock without first converting their shares of Preferred Stock to Common Stock prior to receiving any payment under this Section 3 and forgoing all payments in respect of such shares of Preferred Stock provided for under Sections 3(a) and (b).

(c) Reorganization. For purposes of this Section 3, unless waived by the holders of a majority of the Senior Preferred Stock outstanding, voting together as a single class on an as-if converted to Common Stock basis, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of securities for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity); (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York

Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the pre-money valuation of the Company is at least $250,000,000 (calculated on a fully-diluted basis, including all outstanding shares of capital stock and all authorized or reserved securities that are convertible and/or exercisable, directly or indirectly, into Common Stock) (a “Qualified Public Offering”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Senior Preferred Stock then outstanding (voting together as a single class on an as-converted to Common Stock basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:

(1) shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation and all shares of Common Stock issued or issuable on conversion of the authorized Preferred Stock;

(2) shares of Common Stock issued or deemed to be issued as a dividend or distribution on Preferred Stock or pursuant to any event for which an adjustment is made pursuant to paragraph 4(e), 4(f), or 4(g) hereof;

(3) shares of Common Stock issued or deemed to be issued to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements, in each case approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(4) shares of Common Stock issued in a Qualified Public Offering;

(5) shares of Common Stock issued or deemed to be issued pursuant to the acquisition of another corporation (or other entity) by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture; provided that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or deemed to be issued to banks, equipment lessors, or other financial institutions pursuant to a debt financing or commercial leasing transaction; provided that such issuances are approved by the Board of Directors;

(7) shares of Common Stock issued or deemed to be issued in connection with any settlement of any action, suit, proceeding or litigation; provided that such issuances are approved by the Board of Directors;

(8) shares of Common Stock issued or deemed to be issued in connection with sponsored research, collaboration, technology license or purchase, asset acquisition, development, OEM, marketing, or other similar arrangements or strategic partnerships; provided that such issuances are approved by the Board of Directors;

(9) shares of Common Stock issued or deemed to be issued to suppliers or third-party service provides in connection with the provision of goods or services; provided that such issuances are approved by the Board of Directors; and

(10) any other shares of Common Stock issued or deemed to be issued by the Corporation; provided that the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class on an as-converted to Common Stock basis) approve such issuances.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance or deemed issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such

Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent, within 0.0050 being rounded up) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of adjusting the Conversion Price of a series of Preferred Stock, the grant, issue or sale of Additional Shares of Common consisting of the same class of security and warrants to purchase such security issued or issuable at the same price at two or more closings held within a six-month period shall be aggregated and shall be treated as one sale of Additional Shares of Common occurring on the earliest date on which such securities were granted, issued or sold. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the date of issuance for a particular series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock, then and in each such event the Conversion Price for such series then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the Conversion Price for such series shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the date of issuance for a particular series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of such series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the shares of such series of Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of such series of Preferred Stock.

(i) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above) or a merger, reorganization or other transaction provided for in subsection (j) below, then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(j) Adjustment for Merger or Reorganization, etc. In the event that at any time or from time to time after the date of issuance for any series of Preferred Stock, the Company shall merge or consolidate with or into another entity or sell all or substantially all of its assets, each share of such series of Preferred Stock as to which such consolidation, merger or sale is not treated as a liquidation under Section 3 shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such series of Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provision set forth in this Section 4 with respect to the rights and interest thereafter of the holders of shares of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such series of Preferred Stock.

(k) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(k) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(m) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(c);

then, in connection with each such event this Corporation shall send to the holders of the Preferred Stock at least 10 days prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Senior Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, (with holders of Senior Preferred Stock voting as provided in subsection (c) below).

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)

(i) Senior Preferred Stock. Each holder of Senior Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Senior Preferred Stock held by such holder could be converted as of the record date. The holders of the shares of Senior Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Senior Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Senior Preferred Stock held by each holder could be converted), shall be disregarded.

(ii) Series E Preferred. Except as required by law, the holders of Series E Preferred shall not have the right to vote on any matters submitted to the stockholders of the Corporation.

(d) Election of Directors. The Board of Directors shall consist of seven (7) members. The holders of Senior Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting called for the purpose of electing directors or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Senior Preferred Stock and the holders of Common Stock, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect all additional members of the Corporation’s Board of Directors, one member of which shall be the Corporation’s Chief Executive Officer. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation (voting together as a single class on an as if converted to Common Stock basis).

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g) California Section 2115. So long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6. Amendments and Changes.

For so long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as-converted to Common Stock basis):

(a) amend any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of, any shares of Senior Preferred Stock, or adversely affect the rights of the Senior Preferred Stock;

(b) authorize or issue, or obligate the Company to authorize or issue, additional shares of Senior Preferred Stock on parity with or senior to the Senior Preferred Stock with respect to liquidation preferences, dividend rights, conversion rights, anti-dilution rights or voting rights;

(c) increase or decrease (other than by redemption or conversion as expressly provided for in herein) the authorized number of shares of Senior Preferred Stock or reissue shares of Senior Preferred Stock previously converted or redeemed;

(d) declare or pay any dividends, or make other distributions on, or redeem, purchase or otherwise acquire, any shares of Common Stock or any other class of capital stock of the Company (other than as expressly provided for in the Certificate of Incorporation);

(e) merge, consolidate or reorganize the Company, or sell all or substantially all of its assets (which shall include any effective transfer of assets regardless of the structure of any such transaction as a lease, license or otherwise) or effect any transaction or series of transactions in which more than 50% of the voting power of the Company is disposed;

(f) increase the number of shares of the Company’s capital stock available for issuance to officers, employees or directors of, or consultants to, the Company pursuant to any stock purchase or option plan or other employee stock bonus arrangement, as approved by the Company’s Compensation Committee and a majority of the Company’s Board of Directors, above 8,500,000 shares in the aggregate;

(g) liquidate, dissolve or wind-up the Company; or

(h) amend this Section 6.

7. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

8. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.